As filed with the Securities and Exchange Commission on September 10, 2013

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-175882)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BMC Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-21226120
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

2101 CityWest Boulevard

Houston, Texas 77042-2827

(713) 918-8800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amended and Restated BMC Software, Inc. 2007 Incentive Plan

(Full title of the plan)

Christopher C. Chaffin

Vice President, Deputy General Counsel & Assistant Secretary

BMC Software, Inc.

2101 CityWest Boulevard

Houston, Texas 77042-2827

(713) 918-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-175882) (the “Registration Statement”) of BMC Software, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on July 29, 2011, pertaining to the registration of 19,935,000 shares of common stock of the Company, par value $.01 per share (the “Common Stock”), issuable under the Amended and Restated BMC Software, Inc. 2007 Incentive Plan.

On September 10, 2013, the Company completed its previously announced merger (the “Merger”) with Boxer Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Boxer Parent Company Inc. (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of May 6, 2013 and amended as of July 24, 2013, by and among the Company, Parent and Merger Sub (the “Merger Agreement”). The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold at the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 10th day of September, 2013.

BMC SOFTWARE, INC.

By:	/s/ CHRISTOPHER C. CHAFFIN
Christopher C. Chaffin Vice President, Deputy General Counsel & Assistant Secretary